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                [LETTERHEAD OF SHARTSIS, FRIESE & GINSBURG LLP]



                               February 24, 1998

                                                                     EXHIBIT 5.1

SyQuest Technology, Inc.
47071 Bayside Parkway
Fremont, CA 94538

        Re:     SyQuest Technology, Inc.
                Registration Statement on Form S-3
                ----------------------------------

Ladies and Gentlemen:

        We are counsel for SyQuest Technology, Inc. a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3, under the Securities Act of 1933, as amended, Registration Statement No. 333-40329 (the "Registration Statement"), filed with the Securities and Exchange Commission, relating to 45,822,888 shares of Common Stock, par value $.0001 per share of the Company (the "Common Stock"). It is our opinion that the shares of Common Stock to be offered and sold pursuant to the Registration Statement, as issued, or when issued upon the conversion of or in lieu of payment of cash dividends on certain shares of the Company's Preferred Stock or the exercise of certain warrants, in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 of the Registration Statement.

                                        Very truly yours,
                                        SHARTSIS, FRIESE & GINSBURG LLP


                                        By /s/ Steven O. Gasser
                                           ----------------------------
                                           Steven O. Gasser